UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2005 (January 11, 2005)

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14472	76-0433642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 West Loop South, Suite 1500
Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

(713) 623-0790

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 18, 2005, Cornell Companies, Inc. (the “Company”) issued a press release announcing that James E. Hyman will serve as Chief Executive Officer of the Company.  Mr. Hyman’s employment with the Company will commence on January 24, 2005.  Mr. Hyman succeeds Harry J. Phillips, Jr., who has served as Chief Executive Officer since 2003.  A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

The Company also appointed Mr. Hyman to the board of directors effective as of January 11, 2005, to hold office until the time of the 2005 Annual Meeting of Shareholders or until his successor is elected and qualified.

Prior to his employment by the Company, Mr. Hyman was a Senior Managing Director with FTI Palladium Partners, the interim management business of FTI Consulting, Inc. (NYSE: FCN).  Mr. Hyman was also a partner with Sandhurst Capital, LLC, a merchant bank based in Connecticut, where he was responsible for mergers and acquisitions and raising equity for small-cap public and private companies.  From 1999 through 2002, Mr. Hyman was with Starwood Hotels & Resorts Worldwide, Inc., where as Executive Vice President, he led the design and global implementation of Starwood’s Six Sigma process improvement initiative.  At Starwood, Mr. Hyman also had responsibility for Design & Construction, Strategic Sourcing and Starwood’s timeshare business.

Prior to Starwood, Mr. Hyman was President of a European asset-leasing subsidiary of GE Capital, and was a consultant with McKinsey & Company where he specialized in clients in the defense and utilities industries.  Mr. Hyman started his career at JPMorgan, has an MBA with distinction from the Harvard Business School and an AB with honors from the University of Chicago.

The Company and Mr. Hyman have agreed to the following terms of employment:

•                  Initial 2 year term of employment.

•                  Base salary of $475,000 per year.

•                  One-time signing bonus of $165,000, payable upon commencement of employment; provided that if Mr. Hyman terminates his employment during the first year of employment, he will be required to return 100% of the signing bonus, and if Mr. Hyman terminates his employment during the second year of employment, he will be required to return 50% of the signing bonus.

•                  Eligible to receive an annual cash bonus, which will be based upon the achievement of certain performance goals established by the Compensation Committee.

•                  Issuance of restricted shares of common stock to Mr. Hyman upon commencement of his employment as follows: (i) 25,000 shares of restricted stock that would vest only if Mr. Hyman remains employed by the Company on the third anniversary of his employment date, (ii) 30,000 shares of restricted stock that would vest only if the Company achieves a certain future stock price, and (iii) 30,000 shares of restricted stock that would vest only if the Company achieves certain future earnings per share.

•                  Issuance of stock options to purchase 50,000 shares of common stock to Mr. Hyman upon commencement of his employment, which would vest on a pro-rata basis over 5 years.

•                  Mr. Hyman will be entitled to severance if the Company terminates his employment without cause or he resigns for “good reason.”  A resignation for “good reason” will be limited to situations in which Mr. Hyman resigns based on (i) the assignment of any duties that are materially inconsistent with his current position or any action by the Company that results in a material diminution of his position, authority or responsibilities, (ii) a material breach of his employment agreement by the Company, or (iii) the requirement that he relocate out of the greater Houston area.

•                  Mr. Hyman will be eligible to receive all other employee benefits that the Company makes available to its senior executive officers.

The Compensation Committee of the Board of Directors is currently negotiating the terms of an employment agreement between the Company and Mr. Hyman.  The Company will file a current report pursuant to Item 1.01 of Form 8-K when it enters into a definitive employment agreement.

Item 9.01. Financial Statements and Exhibits

(c)  Exhibits:

Exhibit Number	Description

99.1	Press Release dated January 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.
Dated: January 18, 2005

	By:	/s/ Harry J. Phillips, Jr.

Harry J. Phillips, Jr.

Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 18, 2005